Exhibit 4.9

CONVERTIBLE PROMISSORY NOTE

$1,000,000	September 2, 2005

National Storm Management, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of Trucolor, Inc. or its registered assigns (“Holder”), the principal sum of $1,000,000, and interest thereon at the rate or rates provided in Section 1, until the principal amount hereof is paid in full.

This Convertible Promissory Notes (“Note”) issued in the aggregate principal amount of $1,000,000 is convertible into the Company’s common stock in accordance with the provisions of Section 5, below.

Section 1.  Interest.

1.1            Interest Rate. All principal due and owing on or with respect to this Note shall bear interest at a rate equal to 5% per annum.

1.2            Computation of Interest. Interest on this Note shall be computed on a rate per annum based on a year of 365 days or 366 days, as the case may be, and for the actual number of days (including the first day, but excluding the last day) elapsed.

Section 2.  Payment.

(a)  Interest.  All interest accrued hereunder shall be due and payable on the Due date (as defined below).

(b)  Principal.  All principal and interest due and owing under this Note, and all interest remaining unpaid as of such date, shall be due and payable in full, on the later of October 31, 2005 or on the effective date of the Nevada registration statement (provided the Company uses its best efforts to obtain the Nevada Securities Division approval of the contemplated registration statement) (“Due Date”).

Section 3.  Default.

3.1            Events of Default. The occurrence of one or more of the following shall constitute an “Event of Default”:

(a)             Failure to Pay Principal or Interest. The Company fails to pay when due any principal of or interest on this Note or any other amount payable hereunder;

(b)            Assignment for Benefit of Creditors or Non-payment of

Debts. The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as such debts become due;

(c)             Voluntary Bankruptcy. The company petitions or applies to any tribunal for, or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of it or any substantial part of its assets, or commences any proceedings relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction or takes corporate action authorizing any of the foregoing;

(d)            Involuntary Bankruptcy. Any petition or application of the type referred to in paragraph (c) above is filed, or any such proceedings are commenced, against the Company and the consent thereto or acquiescence therein, or an order for relief is entered in an involuntary case under the bankruptcy law of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order, judgment, decree remains unstayed and in effect for 90 days; or

(e)             Dissolution. Any order is entered in any proceeding against the Company decreeing the dissolution or split-up of the Company and such order remains unstayed and in effect for 30 days.

3.2            Remedies. Upon the occurrence of an Event of Default, Holder shall have the right, by written notice to the Company, to declare the Note and all interest accrued thereon and all liabilities of the Company hereunder to be immediately due and payable, and the same shall thereupon become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, or other notice of any kind, all of which are hereby waived by the Company.

Section 4.  Prepayment.

4.1            Prepayment. This Note may be prepaid in whole or in part without penalty.

Section 5.  Conversion Option.

The Holder shall have the election upon written notice to the Company to require the

Company to satisfy the then outstanding principal of the Note by issuing to Holder fully paid and non-assessable shares of the Company’s common stock, subject to the following terms and conditions:

a.                 Holder’s right to convert this Note, for all principal due and owing hereunder, to the Company’s common stock, shall become enforceable upon delivery of the entire principal to the Company. Holder’s right to convert this Note to the Company’s common stock shall continue unabated after the Due Date for a period of two years.

b.                Conversion Ration. The principal due and owing hereunder shall be convertible at the rate of one share of the Company’s common stock for each $.20 of principal, with cash to be paid in lieu of fractional shares.

c.                 The Company agrees that it shall bear at its sole expense all expenses relating to the issuance and registration of the shares of the Company’s common stock issued hereunder.

d.                The Company represents and warrants to Holder that:

                          The shares of the Company’s common stock issued hereunder shall be: (i) fully paid and non-assessable; and (ii) issued in compliance with the provisions of the Securities Act of 1933 and any applicable state securities laws;

e.                 Certificates representing shares of the Company’s common stock shall be delivered to the Holder against surrender of the Note.

Section 6.  Miscellaneous.

6.1           Specific Performance. Each party acknowledges that any breach of the agreements and covenants contained in this Note would cause irreparable injury to the other party for which such party would have no adequate remedy at law. In addition to any other remedy that such party may be entitled to, each party agrees that temporary and permanent injunctive relief and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any provision of this Note.

6.2           Further Assurances. Each party agrees to use its best efforts to take, or cause to be taken, and to do, or cause to be done, all things that may be necessary or appropriate to consummate and make effective the transactions contemplated by this Note.

6.3           Amendment. This Note may not be modified or amended without the prior consent of the Company and the Holder.

6.4           Waivers. The observance of any term of this Note may not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior consent of the Company and the Holder. Unless otherwise expressly provided herein, no delay or omission on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, no shall any waiver or omission on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All remedies, either under this Note or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.5           Severability. Any provision of this Note which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Note.

6.6           Notices. All notices, approvals, consents, requests, demands, and other communications pursuant to this Note shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) two days after deposit in the U.S. Mail (registered or certified mail), postage prepaid, or (iii) when sent by facsimile machine as follows:

                          If to the Company:

                          National Storm Management, Inc.
999 N. Main Street, Suite 202
Glen Ellyn, IL 60137
Fax: (630) 446-4400

                          If to Holder:

                          Trucolor, Inc.
c/o G. David Gordon
7633 East 63rd Place, Ste. 210
Tulsa, OK 74133
Fax: (918) 254-2988

                          Any party to this Note may change its address herein for notice hereunder by notice to the other parties in accordance with this Section 6.6

6.7           Governing Law. This Note shall be governed by, and construed in accordance with the laws of the State of Nevada.

6.8           Successors and Assigns. This Note is not assignable by either party without the prior consent of the other party hereto.

6.9           Headings. The section headings in this Unit are for reference purposes and are not intended to affect the meaning or construction of this Note.

IN WITNESS WHEREOF, this Note has been duly executed and delivered under its corporate seal as of the date first above written.

NATIONAL STORM MANAGEMENT, INC.

By:	/s/ Mark V. Noffke
Mark V. Noffke—Chief Financial Officer